Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-3836, 033-81706, 033-62645, 333-69081, 333-69089, 333-35118, and 333-69690 on Forms S-8 of our reports dated April 16, 2007 relating to the consolidated financial statements and consolidated financial statement schedules of REX Stores Corporation (which expresses an unqualified opinion on the Company’s consolidated financial statements and includes an explanatory paragraph referring to the Company’s change effective February 1, 2006 in its accounting for stock based compensation), and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of REX Stores Corporation for the year ended January 31, 2007.

Deloitte & Touche LLP

April 16, 2007